Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), made as of this 28 November 2025 (the “Effective Date”), is entered into by ENDRA Life Sciences Inc., a Delaware corporation (“Company”), and Michael Thornton (“Consultant”).

INTRODUCTION

WHEREAS the Company develops technologies to improve the capabilities of clinical diagnostic thermo & photo-acoustic technologies;

AND WHEREAS the Consultant has been employed by the Company in the capacity of Chief Technology Officer since 2008.

AND WHEREAS the Consultant has notified the Company of his intention to voluntarily resign from his employment with the Company as of the Effective Date;

AND WHEREAS the Company wishes to retain the services of the Consultant, and the Consultant has agreed to provide his services to the Company as an independent contractor on the terms and conditions hereinafter set forth;

AND WHEREAS the Company and the Consultant (individually, a “Party” and together, the “Parties”) intend this Consulting Agreement (the “Agreement”) to set forth their respective rights and obligations with respect to the engagement of the Consultant;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

1.	Relationship.

(a) The Parties agree that the relationship of the Consultant to the Company created by this Agreement is that of an independent contractor and nothing in this Agreement constitutes or creates an employer/employee relationship between the Company and the Consultant or any employee, shareholder, principal or agent of the Consultant.

(b) The Consultant acknowledges and agrees that neither he nor any other of his other employees, shareholders, principals, or agents are to be treated as, or deemed to be, an employee of the Company for any purpose, including, but not limited to, for the purposes of applicable employment standards legislation (“ESL”), workers’ compensation legislation, human rights legislation and/or any of the regulations made pursuant thereto, or otherwise at law or in equity.

2.	Services.

(a) Consultant agrees to provide Commercialization services (the “Services”), and agrees to the following deliverables, as may be requested by the Company from time to time in writing. At the beginning of each calendar month during the Consultation Period, Consultant shall meet with the Company to discuss anticipated deliverables for the coming month:

Deliverables:

1.	Delivery of a test plan and system integration testing of FLIP system software for a pivotal clinical study release. In addition, Consultant will provide documentation support to the leads of clinical and regulatory affairs, and research and development as required for successful commencement of a pivotal clinical trial, commonly referred to as GEN 2A;

2.	Delivery of documentation and testing that fulfills Cyber-security requirements for a De Novo request marketing pathway classification for a ENDRA’s novel FLIP system;

3.	Delivery of a test plan and system integration testing of FLIP system software for a De Novo request application. In addition, the Consultant will provide documentation support to the leads of clinical and regulatory affairs, and research and development as required for a De Novo request application, commonly referred to as GEN 2B;

4.	Informatics, and intellectual property support to ensure an orderly transition of responsibility to ENDRA team members; and

5.	Support of roadmap and integration, including product development, for potential partnerships and M&A activity other ad-hoc BD related activities at the Company’s request, up to a maximum commitment of 20 (twenty) hours per week.

(b)	The Consultant agrees to provide the Company with weekly progress reports in a format to be mutually agreed upon.

(c) The Consultant agrees that he will not delegate the performance of the Services to anyone else without the prior written consent of the Company.

(d) The Consultant represents and warrants to the Company that he has the necessary knowledge, skills and experience to provide the Services.

(e) The Parties acknowledge that while the Company shall determine the scope of the Services to be performed by the Consultant as set out above, the Consultant shall determine the manner and means for the provision of the Services. Subject to the understanding that the Consultant will perform the Services in an orderly, competent and skillful manner and in a manner that will promote and not harm the Company’s interests, and except as provided in this Agreement, the Consultant has the right to control and direct the performance of the Services.

(f) The Consultant will be required to make his own arrangements at his own expense with respect to computers, phones and other office equipment.

3.	No Authority to Bind the Company.

(a) The Consultant has no authority to enter into contracts or agreements on behalf of the Company. This Agreement does not create a partnership between the Parties.

4.	Non-Exclusivity.

(a) The Company acknowledges and agrees that this is a non-exclusive engagement and that the Consultant is at liberty to provide similar services to any other person, firm, corporation, organization, partnership or other entity, provided that the provision of said services does not interfere with, conflict with, or derogate from the fulfillment of the Consultant’s obligations to the Company under this Agreement, and provided the Consultant does not provide said services to any Company measuring liver fat during the Term.

5. Term. This Agreement shall commence on the Effective Date and shall continue in force indefinitely until it is terminated in accordance with the provisions set out herein.

6.	Compensation.

(a) The Consultant shall be compensated based on the following fee rates per hour that the Consultant spends providing Services hereunder documented in a manner reasonably satisfactory to the Company: (i) US $150 per hour for the first five (5) hours of Services per calendar week and (ii) US $100 per hour for any hours in excess of five (5) hours per calendar week. Travel time is excluded.

(b) The expectation of the Company and Consultant is that Consultant will typically spend approximately ten (10) hours per week providing the Services. Any effort beyond 20 hours per week would need to be approved in advance by the Company.

(c) The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of consulting services hereunder (with the prior written approval of the Company). Any expense, individually or in the aggregate, over US $500 must be approved in advance by Company.

(d) The Consultant shall invoice the Company for the provision of the Services on a monthly basis, or as otherwise agreed to between the Parties, and the Company shall pay all invoiced amounts to the Consultant within fourteen (14) days of receipt.

7.	Taxes and Other Statutory Deductions.

(a) Income taxes, including federal or provincial taxes, employment insurance premiums, Canada Pension Plan premiums, workers’ compensation premiums, and all other statutory amounts shall not be withheld, remitted or paid by the Company on behalf of the Consultant or any of the Consultant’s personnel. The Consultant shall be responsible for paying all taxes, remittances, deductions and premiums mandated by law in connection with the performance of the Services.

8.	No Benefits.

(a) Since the Consultant is not an employee of the Company, the Consultant and the Consultant’s employees, shareholders, principals or agents are not eligible for, and shall not participate in, any employee benefit of the Company, including but not limited to vacation, pension, group insurance, health and all other benefits.

9.	Termination.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate as follows:

i.	This Agreement shall terminate immediately upon the insolvency or bankruptcy of the Company or the Consultant.

ii.	Upon the death of the Consultant.

iii.	The Company may immediately terminate this Agreement in the event the Consultant is in material breach of this Agreement. A material breach of this Agreement will include, but will not be limited to, acts of theft or fraud against the Company, unsatisfactory performance of the Services or a breach of the obligations set out herein including, without limitation, the obligation respecting confidentiality and inventions. The Company will also be entitled to terminate this Agreement without notice if the Consultant neglects to provide or fails to remedy any default in providing the Services within five (5) days after receipt of notice by the Company of such neglect or failure.

iv.	The Company may terminate this Agreement without cause by providing the Consultant with fifteen (15) days’ advance written notice. Alternatively, the Company may terminate this Agreement immediately or at any time within the fifteen (15) day notice period required pursuant to this Section by providing the Consultant with a lump sum payment equal to the fees that would have been payable to the Consultant pursuant to Section 6 above during the balance of the fifteen (15) day notice period referred to herein. For absolute clarity, in no event will the Company be required to provide the Consultant with more than any combination of fifteen (15) days’ notice and pay in lieu of notice.

v.	The Consultant may terminate this Agreement and its relationship with the Company at any time and for any reason by providing the Company with at least fifteen (15) days’ advance written notice.

(b) In the event the relationship between the Company and the Consultant is found to be either an employment or a dependent contractor relationship, and if it is determined that the Company did not have cause to terminate this Agreement, then the Parties acknowledge and agree that the Company shall provide the Consultant with the greater of (i) and (ii) below:

i.	(a) notice of termination, pay in lieu of notice or any combination of notice and pay in lieu of notice, as required by and in accordance with ESL; (b) any continuation of benefits required under ESL for the minimum period prescribed by ESL; (c) any severance pay required by ESL; (d) any vacation pay required under ESL for the duration of the minimum period prescribed by ESL; and (e) any other minimum entitlements required by ESL;

ii.	fifteen (15) days’ notice, pay in lieu of notice, or any combination of notice and pay in lieu of notice. In this case, the Company will also provide the Consultant with (a) any continuation of benefits required under ESL for the minimum period prescribed by ESL; (b) any vacation pay required under ESL for the minimum period prescribed by ESL; and (c) any other minimum entitlements required by ESL.

For absolute clarity, in no event will the Consultant receive less notice, pay in lieu of notice, benefit coverage, vacation pay and severance pay (if applicable) than he is minimally entitled to under ESL.

This shall constitute the Consultant’s entire entitlement to notice of termination or pay in lieu of notice, continued benefit coverage, vacation pay and severance pay (if applicable) under ESL, pursuant to contract or at common law. The Consultant hereby acknowledges and agrees that no further notice or payment of any kind whatsoever will be required. For absolute clarity, the Parties acknowledge and agree that the intention of this provision is to rebut the common law presumption of reasonable notice and to limit the Consultant’s entitlements in the event of a without cause termination to the minimum requirements prescribed by ESL in the event the Consultant is found to be an employee or a dependent contractor.

10.	Confidentiality.

(a) Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with confidential and proprietary information of the Company and its affiliates (“Proprietary Information”). Consultant agrees that he will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Inventions (as defined below).

(b) Consultant understands that the Company is a publicly traded company and that federal securities laws prohibit trading in the Company’s stock while in possession in material nonpublic information about the Company or providing information to others that may trade in the Company’s stock. Additionally, Consultant acknowledges that he is subject to the Company’s Insider Trading Policy for trades above $200.

(c) Upon the termination of this Agreement by either Party and for any reason whatsoever, the Consultant hereby agrees to immediately return to the Company all Proprietary Information, including without limitation, any and all notes, plans, blueprints, drawings, samples, protocol or instructions, written, printed, or graphic matter, training material, computer files or software, customer lists or other records, price sheets, reports, proposals, tools, technical information, and reproductions thereof, which relate in any way to the Company’s operations, business assets, employee files or records, or any other documentation provided to the Consultant by the Company or created by the Consultant for the Company.

(d) Consultant represents that his retention with the Company, and his performance under this Agreement does not, and will not, breach any agreement to which the Consultant is a party or any policy by which the Consultant is bound. Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(e) Consultant agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company will be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Consultant and/or any and all entities acting for and/or with Consultant, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph will not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Consultant. Consultant acknowledges that the Company would not have entered into this Agreement had Consultant not agreed to the provisions of this Section.

11.	Inventions

(a) All results and proceeds of the Services, including all writings, processes, techniques, methods, ideas, concepts, research, proposals, material inventions, discoveries, data, technology, designs, innovations, improvements and other work product of any nature whatsoever (whether or not patentable and whether or not copyrightable) related to the business of the Company, which are made, conceived, written, designed or developed by the Consultant in the course of the performance of Services hereunder, solely or jointly with others, and whether during normal business hours or otherwise (“Inventions”), shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in Canada, the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant hereby waives all claims to moral rights in all Inventions. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(b) Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

(c) Consultant acknowledges that all Inventions constitute Proprietary Information of the Company and is subject to the restrictions on disclosure, publication and use set forth in this Agreement.

12.	Equity.

(a) All outstanding Options and Restricted Stock Units (each term as defined in the Company’s 2016 Omnibus Incentive Plan (the “Plan”)) or other grants of equity-based compensation under the Plan shall remain outstanding and continue to vest in accordance with their terms for so long as Consultant is providing services under this Agreement. Upon the termination of the Agreement for any reason, all unvested Options and Restricted Stock Units or other grants of equity-based compensation under the Plans shall immediately terminate and be forfeited and Consultant shall have no further rights with respect thereto. Consultant acknowledges that any and all vested Options shall expire within the time period set forth in the Plan and related award agreement.

13.	Indemnification.

(a) The Consultant shall be responsible for payment of all levies, assessments, and payments required to be made in respect of its business, and in particular, the performance of the Services, and/or in the event that the CRA takes the position that the Consultant was misclassified as an independent contractor and that deductions at source ought to have been made, including, without limitation, all income taxes, GST/HST and other taxes, and all payroll deductions, including Canada Pension Plan, Employment Insurance and workers compensation assessments, and the Consultant shall indemnify and save the Company harmless in respect of all costs, expenses, charges and liabilities of such or any other kind which may be levied or assessed against the Company in connection therewith.

(b) The Consultant further agrees to indemnify, defend and hold harmless the Company, and its officers, directors, employees, servants and agents, from and against all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and any costs and expenses thereof (including legal fees), arising out of (i) negligence, or (ii) any willful misconduct of the Consultant, the Consultant’s employees, shareholders, principals or agents, or any persons for whom the Consultant is at law responsible, in connection with the Services or this Agreement. The provisions of this article shall survive termination of the relationship herein and/or the Agreement.

14.	Right of Set Off.

(a) If the Consultant becomes obligated or liable to pay any sum of money to the Company, whether pursuant to this Agreement or otherwise, then that sum may, at the election of the Company and without limiting or waiving any right or remedy available to the Company, be set-off against and shall apply to any sum of money owed by the Company to the Consultant, whether by way of holdback or otherwise, until such amount has been set-off in full.

15.	Miscellaneous.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by email, reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Consultant:

Name: Michael Thornton

Address: ****

Email: ****

If to the Company:

Endra Life Sciences Inc.

Attn: Alex Tokman

3600 Green Court, Suite 350 Ann Arbor, MI 48105

Email: atokman@endrainc.com

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by email, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(b) This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the province of Ontario and the laws of Canada applicable therein; (iii) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing executed by both the Company and the Consultant; (iv) may not be assigned in any way by the Company or the Consultant except with the prior written approval of the other party; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; and (vii) is not intended to inure to the benefit of any third-party beneficiaries.

(c) All amendments of this Agreement shall be made in writing, signed by the Parties, and no oral amendment shall be binding on the Parties.

(d) The Parties agree that in the event that any provision, clause or paragraph herein, or part thereof shall be deemed void, invalid or unenforceable by a Court of competent jurisdiction, the remaining provisions, clauses or articles, or parts thereof shall be and remain in full force and effect.

(e) Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 10 and 11 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Consultant acknowledges and agrees that any breach of the provisions of Sections 10 or 11 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

(f) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(g) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect and supersedes any prior consulting agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ENDRA LIFE SCIENCES INC

/s/ Alexander Tokman
Alexander Tokman
Chief Executive Officer

CONSULTANT

/s/ Michael Thornton
Michael Thornton